Exhibit A

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Michael L. Charlson, CA Bar No. 122125

mcharlson@velaw.com

Mortimer H. Hartwell, CA Bar No. 154556

mhartwell@velaw.com

VINSON & ELKINS L.L.P.

555 Mission Street, Suite 2000

San Francisco, CA 94105

Tel: (415) 979-6900 / Fax: (415) 651-8786

Ari Berman (pro hac vice to be filed)

aberman@velaw.com

Lawrence S. Elbaum (pro hac vice to be filed)

lelbaum@velaw.com

Devon C. Holstad (pro hac vice to be filed)

dholstad@velaw.com

VINSON & ELKINS L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Tel: (212) 237-0000 / Fax: (917)-849-5368

Attorneys for Plaintiff

Arcturus Therapeutics Ltd.

UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF CALIFORNIA

ARCTURUS THERAPEUTICS LTD.,	C.A. No. '18CV0766 MMA NLS
an Israeli corporation,
COMPLAINT FOR:
Plaintiff,
INJUNCTIVE RELIEF FOR
v.	VIOLATION OF SECTION 13(d)
OF THE EXCHANGE ACT,
JOSEPH E. PAYNE, PETER FARRELL,	15 U.S.C. § 78m(d), AND SEC
ANDREW SASSINE, BRADLEY	REGULATION 13D
SORENSON, JAMES BARLOW, DOES
1 through 100;

Defendants.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     Plaintiff Arcturus Therapeutics Ltd. (“Arcturus” or the “Company”), for its complaint against Defendants Joseph E. Payne (“Payne”), Peter Farrell (“Farrell”), Andrew Sassine (“Sassine”), Bradley Sorenson (“Sorenson”), James Barlow (“Barlow”), and unknown John Does, by and through its undersigned counsel, alleges upon personal knowledge as to itself and upon information and belief as to all other matters, the following:

NATURE OF THE ACTION

     1. This action arises out of the Defendants’ numerous, repeated, and continuing violations of Section 13(d) of the Securities Exchange Act of 1934 (“Exchange Act”), and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission (“SEC”). Led by Defendant Payne, who was recently discharged as CEO and President from the Company for misconduct and dereliction of duty, the Defendants comprise a group of shareholders who have unlawfully and secretly agreed to buy, sell, and vote a controlling block of Ordinary Shares of the Company in support of Payne’s proxy contest to take control of the Board of Directors (the “Board”) of Arcturus. These illegal actions violate Section 13(d) and Regulation 13D, thereby depriving shareholders of basic information they need to fairly assess the facts to inform their votes, and irreparably harming the Company and its shareholders.

     2. Section 13(d) of the Exchange Act as well as Regulation 13D require certain shareholders to disclose when they are working as part of a group to change and/or influence the control of a company. In violation of these mandates, Payne has failed to make required public filings and has made illegally incomplete, inaccurate, or misleading public filings (collectively, the “Illegal Filing Actions”). In contrast with what Payne’s public filings reflect, Payne is in fact communicating, organizing, and colluding with multiple other Arcturus shareholders (collectively with Defendants and various currently-unknown Doe Arcturus shareholders working with Payne, the “Payne Group”) who are all acting together to change and/or influence the control of the Company. The Company believes that the Payne Group includes, but is not limited to, Defendants Farrell, Sassine, Sorenson, Barlow, and multiple Doe Defendants who are organizing with Payne to support his proxy campaign.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     3. Payne’s Schedule 13D and amendments thereto filed with the SEC violate the disclosure and reporting rules under Section 13(d) of the Exchange Act and Regulation 13D promulgated thereunder (collectively, the “Schedule 13D Rules”) because they fail to identify all members of the Payne Group who are acting together to change and/or influence the control of the Company, fail to disclose share ownership, and/or because the Section 13(d) fillings of certain persons in the Payne Group do not accurately disclose their membership in the Payne Group or their intentions with respect to the Arcturus Shares they own or control.

     4. Payne’s latest Schedule 13D amendment filed April 19, 2018, is the most recent example of his Illegal Filing Actions. A true and correct copy of Payne’s Schedule 13D amendment dated April 19 is attached to this Complaint as Exhibit 1. In addition, Payne made an amended 13D filing on April 13, attached to this Complaint as Exhibit 6. In those filings, Payne failed to disclose (i) the existence of the Payne Group, (ii) the identities of the members of the Payne Group and (iii) the accompanying beneficial ownership of the Company’s securities held by such members. These same Payne Group members who are not disclosed in his most recent 13D amendment are referenced (although, again, not named) as his “board slate… nominees” in the press release he issued concurrently with his 13D filing, which is attached as an exhibit to the 13D amendment. These unlawful actions deprive Arcturus and its stockholders of an opportunity for the fair and informed director elections that Section 13(d) and related regulations are designed to promote.

     5. Collectively, and at all times relevant to the action, the Defendants together beneficially owned in excess of 5% of the Company’s common stock.

     6. Regulation 13D is intended to alert investors to potential changes in corporate control so that they can properly evaluate the company in which they are investing or might invest. A shadow solicitation campaign, whereby persons pool their interests, rally support, and solicit proxies for a mutual cause yet seek to evade disclosure requirements, is squarely within the activities that Regulation 13D is intended to prevent. In violation of Regulation 13D, Payne failed to disclose the numerous members of his proxy solicitation group, nor their collective ownership interests, including that of his longtime friend Bradley Sorenson.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     7. Arcturus’ other shareholders have no idea how many Shares of the Company are controlled by undisclosed Payne Group members, or that they are soliciting proxies as part of a proxy solicitation group with Payne.

     8. Arcturus had scheduled an extraordinary general meeting of shareholders (the “EGM”) for May 7, 2018 in response to a demand made by Payne and pursuant to Israeli law. Arcturus was forced to postpone the EGM due to a series of filings that Payne has made in Israeli court (where Payne has brought litigation against Arcturus), which collectively cast significant uncertainty on the agenda of the EGM. Payne has filed motions in the Israeli court, however, to try to force Arcturus to hold the EGM as scheduled. A hearing on that lawsuit is currently scheduled for May 9, 2018. However, it has now also come to light that Payne’s failure to disclose his group members and his and the Payne Group members’ continued Illegal Filing Actions have deprived and are depriving Arcturus shareholders of essential information in the run-up to the EGM. In addition, on April 18, 2018, Payne sent the Company a letter reiterating his demand to hold the EGM according to his original demand.

     9. By this action, Arcturus seeks to ensure that its shareholders and the market are informed of the truth of Payne’s shadow proxy campaign through the Payne Group, sufficiently in advance of the EGM. Arcturus therefore seeks injunctive relief to compel the Payne Group to comply immediately with Regulation 13D and prevent Payne and the other Defendants from violating Section 13(d) or the Schedule 13D Rules in the future.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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THE PARTIES

     10. Plaintiff Arcturus is a corporation organized and existing under the laws of Israel, and is and was at all times relevant qualified to do business in California. Its Ordinary Shares, par value of NIS 0.07 (“Shares”), are publicly traded on the NASDAQ Global Market. The Company is working to develop and commercialize RNA technologies to treat various diseases. It is the parent company of Arcturus Therapeutics, Inc. (“ATI”). Prior to its acquisition of Arcturus Therapeutics, Inc. in November 2017, the Company’s name was Alcobra Ltd. The Company is headquartered in San Diego, California.

     11. Defendant Payne is a Director of the Company, a former Director of ATI, and the former President and CEO of both ATI and the Company until he was terminated in late January 2018. On information and belief, Payne is a Canadian citizen, and is currently, and at all times relevant to this Complaint was, domiciled in San Diego, California. Payne is the beneficial owner of 13.7% of Arcturus’s shares, according to his latest (incomplete) Regulation 13D filing.1 12. Defendant Peter C. Farrell is a nominee for the Board, nominated by Payne, and upon information and belief is an Australian citizen and, currently and at all times relevant to this Complaint, domiciled in the State of Texas. Upon information and belief, Farrell controls the Peter C. Farrell Trust (the “Farrell Trust”), which is located in California and is a shareholder of Arcturus. Neither Farrell nor the Farrell Trust has made a filing with the SEC pursuant to Section 13(d) concerning his or its beneficial ownership of Arcturus shares, and his or its ownership interest in Arcturus has not been disclosed as part of Payne’s Regulation 13D filings, as amended.

     13. Defendant Andrew Sassine is a nominee for the Board, nominated by Payne, and upon information and belief is an American citizen and, currently and at all times relevant to this Complaint, domiciled in the State of California. Sassine is a shareholder of Arcturus. Sassine has not made a filing with the SEC pursuant to Section 13(d) concerning his beneficial ownership of Arcturus shares, and his ownership interest in Arcturus has not been disclosed as part of Payne’s Regulation 13D filings, as amended.

_____________________

1 It is the Company’s position that after adjusting for his mandatory forfeiture 60 days following termination, Payne is the beneficial owner of 10.3% of Arcturus’s shares.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     14. Defendant Bradley Sorenson is, upon information and belief, a Canadian citizen and, currently and at all times relevant to this Complaint, resides in Calgary, Alberta, Canada. Sorenson is a shareholder in Arcturus. Sorenson is a Schedule 13D filer but has not made a filing with the SEC pursuant to Section 13(d) concerning his agreement to work with Payne, and his ownership interest in Arcturus has not been disclosed as part of Payne’s Regulation 13D filings, as amended.

     15. Defendant James Barlow is a nominee for the Board, nominated by Payne, and upon information and belief is an American citizen and, currently and at all times relevant to this Complaint, domiciled in the State of California. Barlow is a shareholder of Arcturus. Barlow has not made a filing with the SEC pursuant to Section 13(d) concerning his beneficial ownership of Arcturus shares, and his ownership interest in Arcturus has not been disclosed as part of Payne’s Regulation 13D filings, as amended.

     16. Defendant Does are unknown shareholders of Arcturus who have formed an agreement with Defendants to buy, hold, sell or vote a controlling block of Shares in the Company without disclosing themselves as members of the Payne Group or their ownership interests as required under Regulation 13D. Plaintiff is aware of their existence because, inter alia, Payne acknowledges that he is working with a team of supporters, but their names and identities are currently unknown.

JURISDICTION AND VENUE

     17. This Court has jurisdiction over the subject matter of this action based on 28 U.S.C. §§ 1331 and 2201, Section 27 of the Exchange Act of 1934, 15 U.S.C. § 78aa, and Section 13(d) of the Exchange Act, 15 U.S.C. §§ 78m(d) and the rules and regulations promulgated thereunder.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     18. Venue in this district is proper pursuant to 28 U.S.C. § 1391 and Section 27 of the Exchange Act 15 U.S.C. § 78aa, because the proxy contest at issue in this case is against a corporation that has its primary place of business in San Diego, California. In addition, many of the various acts or transactions underlying or constituting the allegations in this Complaint occurred within the Southern District of California. This includes Payne’s Illegal Filing Actions that were (i) transmitted to and received by Arcturus, whose headquarters is in San Diego; and (ii) filed with the SEC in anticipation and for the purpose of their distribution to Arcturus shareholders, including shareholders located within the Southern District of California, to influence shareholder action at the EGM.

     FACTUAL BACKGROUND

Company Merger and Payne’s Position

     19. Prior to merging with Alcobra Ltd., ATI was a private biotechnology company incorporated in Delaware. On September 12, 2017, the ATI Board of Directors held a meeting to discuss a possible merger of ATI with Alcobra Ltd., a public company incorporated in Israel. Alcobra had been traded on the NASDAQ exchange since 2013.

     20. On September 27, 2017, Alcobra and ATI announced the signing of a merger agreement, under which ATI would become a wholly owned subsidiary of the merged company, Alcobra. Alcobra would then change its name to Arcturus. It was agreed that the Company would remain domiciled in Israel, but that its headquarters and operations would continue in San Diego. In connection with the merger agreement, it was agreed that Payne would become one of seven members of the Board.

     21. On November 16, 2017, the Company gave notice of completion of the merger, and the corporate name change. At the time of the merger, Payne was a director and officer of ATI.

     22. As part of the merger transaction, Payne received 1,465,097 Shares of the Company. According to his most recent Regulation 13D filing, he currently owns 13.7% of the Company’s Shares, making him the single largest shareholder of the Company.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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Payne’s History of Organized Misconduct With Sorenson Against Arcturus

     23. Throughout his tenure at ATI and the Company, Payne demonstrated a general lack of care and an ignorance of his responsibilities as President and CEO, including working with Defendant Sorenson – a childhood friend and, upon information and belief, a Payne Group member – to harm Arcturus. This dereliction of his duties ultimately led to his termination for cause by the Company. There are numerous examples of his misconduct prior to his termination, in addition to many others that have come to light following Payne’s termination, including colluding with Sorenson to misrepresent material information to the Board.

     24. For example, on at least two occasions, Payne represented to Sorenson that the ATI Board had approved certain transactions, when in fact the ATI Board had not.

     25. First, in August and September 2017, Payne and Sorenson, who is the CEO of a competing firm called Providence Therapeutics Inc. (“Providence”), colluded to attempt to transfer significant amounts of the Company’s valuable intellectual property rights from the Company to Sorenson and Providence. ATI and Providence were already parties to a collaboration agreement; however, this intellectual property transfer was contemplated to occur for no additional consideration to ATI. Payne represented to Sorenson that the ATI Board had approved this transfer, when it had not. Fortunately for the Company and its shareholders, Payne’s misstatement eventually came to light and was immediately addressed by the remainder of the ATI Board. When the ATI Board made clear that it would not agree to the terms, a dispute erupted, which included threats by Sorenson to initiate a proxy fight against Arcturus if the Company did not accede to his and Payne’s demands.

     26. Second, and also in September 2017, on information and belief, Payne and Sorenson held secret negotiations for a financing transaction, in which Sorenson would provide $10 million in financing to ATI, in exchange for a convertible debt and a seat on the ATI Board. Payne never informed the ATI Board of this supposed plan.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     27. The full details of these examples are included in the complaint filed by the Company and ATI in a lawsuit filed in San Diego Superior Court against Payne, seeking, inter alia, injunctive relief and to recover damages to remedy Payne’s breaches of fiduciary duties, interference with Plaintiffs’ contracts and business relationships, and breaches of his employment and confidentiality agreements.

     28. These facts evidence that Sorenson and Payne are working together as part of a group for purposes of Section 13(d). Sorenson is an Arcturus shareholder, and has been since at least November 16, 2017, when ATI merged with Alcobra. Sorenson previously owned shares in ATI. On January 3, 2018, Sorenson purchased additional Company Shares. As of April 6, 2018, the Company is informed and believes that Sorenson holds 5.4% of Arcturus Shares. Although Sorenson has filed a Schedule 13D, his filing does not disclose his agreement with Payne to collaborate to change and/or influence the control of the Company or his participation as part of the Payne Group.

Payne’s Termination

     29. On January 25, 2018, the Board dismissed Payne from his role as President and CEO of the Company, citing various acts of misconduct and dereliction of duty.

     30. On February 2, 2018, the Company reported Payne’s termination to the public.

     31. On February 2, 2018, Payne sent a letter in which he alleged procedural flaws in the resolution of the Board that led to his dismissal.

     32. At Payne’s request, another meeting of the Board was convened for February 5, 2018, to discuss Payne’s letter and the resolutions that had been passed during the January 25, 2018 Board meeting. During the February 5, 2018 meeting, it was once again explained that Payne’s dismissal had been against the backdrop of the Board’s loss of faith in his abilities as President and CEO, including due to his wrongful and manipulative behavior, including during the proposed transaction with Sorenson. Despite Payne’s objection, the vote passed again with a majority.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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Payne’s Organization of Group Support Against the Board

     33. Shortly thereafter, in a letter to the Board dated February 12, 2018, Payne announced his slate of candidates to replace the full Board of the Company (the “Payne Candidates”). He also made an amended 13D filing dated February 13, 2018, which included his February 12, 2018 letter. This filing is attached to the Complaint as Exhibit 2. The Payne Candidates include: Farrell, Sassine, Magda Marquet, and James Barlow. Barlow, Farrell, and Sassine signed nomination agreements, which were filed with Payne’s amended 13D. Payne’s Schedule 13D filed February 13, 2018 did not state that Farrell, Barlow, or Sassine were part of a group working with Payne, nor did it include Barlow’s, Farrell’s or Sassine’s beneficial ownership of Arcturus Shares as part of the share holdings disclosed on Payne’s Schedule 13D.

     34. Farrell controls the Farrell Trust, which on information and belief owns a 0.49% stake in Arcturus. It is unclear when the Farrell Trust obtained its original stake in Arcturus. Neither Farrell nor the Farrell Trust has filed a Schedule 13D or been included as a group member on a Schedule 13D filed by Payne. However, the Company is informed and believes Farrell is acting in concert with Payne, evidenced most clearly (among other things) by his signed nomination agreement filed with Payne’s amended Schedule 13D filed February 13, 2018.

     35. Shortly after Payne nominated Barlow as a director candidate, Barlow began purchasing Shares. Specifically, the Company is informed and believes that Barlow purchased at least 10,000 of the outstanding Shares between February 12, 2018 and March 28, 2018. Barlow has not filed a Schedule 13D or been included as a group member on a Schedule 13D filed by Payne; however, the Company is informed and believes that Barlow is acting in concert with Payne, evidenced by (a) his signed nomination agreement filed with Payne’s amended Schedule 13D filed February 13, 2018, and (b) the timing of his purchases of Company Shares. Both acts reflect coordinated effort with Payne to influence the decisions of Arcturus shareholders without disclosing that Barlow is part of the Payne Group.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     36. Shortly after Payne nominated Sassine as a director candidate, Sassine began purchasing Shares. Specifically, the Company is informed and believes that Sassine purchased at least 1.72% of the outstanding Shares between February 12, 2018 and March 28, 2018. Sassine has not filed a Schedule 13D or been included as a group member on a Schedule 13D filed by Payne; however, the Company is informed and believes that Sassine is acting in concert with Payne, evidenced by (a) his signed nomination agreement filed with Payne’s amended Schedule 13D filed February 13, 2018, and (b) the timing of his purchases of Company Shares. Both acts reflect coordinated effort with Payne to influence the decisions of Arcturus shareholders without disclosing that Sassine is part of the Payne Group. In addition, the Company is informed and believes that Sassine continues to purchase Shares (including as recently as March 28, 2018, as he works in support of Payne’s proxy contest), without disclosing his agreement to be part of the Payne Group or his current ownership interest in the Company.

Payne Secretly Organizes His Group To Vote Against Ratification of the Appointment of An Independent Auditor for the Company

     37. On February 26, 2018, the Company held what would normally have been a routine shareholder vote to ratify the appointment of a new independent auditor, Ernst & Young, LLP (“E&Y USA”). The appointment was necessary due to the merger with Alcobra. At its December 5, 2017 meeting, the Board had unanimously—that is, with Payne voting in favor—resolved to appoint E&Y USA as auditor.

     38. Despite Payne’s support of E&Y USA’s appointment when he was a director, the Board’s appointment resolution was not ratified by shareholders on February 26, 2018 because Payne and others voted against it. Because the appointment of a Big Four accounting firm as independent auditor is simultaneously so uncontroversial and also so vital, there can be no explanation for this outcome other than that Payne encouraged a majority of the Company’s shareholders to vote against ratification out of spite for having been terminated as CEO.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     39. The shareholders who voted against the independent auditor ratification included Payne (13.7% ownership Shares), along with Payne Group member Defendant Sorenson (5.4%), and the Farrell-controlled Farrell Trust (0.49%). In total, these votes amounted to nearly 50% of the votes cast against the independent auditor (because many shareholders did not attend the shareholder meeting). See Exhibit 7 attached to this Complaint. Other members of the Payne Group, including Doe Defendants in this action, also worked with Payne and voted against ratification. The February 26, 2018 shareholder meeting serves as further evidence of collusive activity among the Defendants and of violation of Section 13(d) and related regulations.

     40. On April 4, 2018, Payne filed an amended 13D in which he tacitly admitted that he is engaging with other shareholders without disclosing the existence of the Payne Group. This filing is attached to the Complaint as Exhibit 3. Payne claimed in Exhibit E to the April 4 filing that he was coordinating with his “team of supporters” to keep the Board “under the microscope.” Payne and his undisclosed “team” constitutes a group that must be disclosed pursuant to Regulation 13D.

     41. After admitting that he was operating with a team, Payne received support from other shareholders in the Israel litigation that Payne initiated against the Company. On April 10, 2018, Brosh Capital Partners, LP (“Brosh”) submitted a notice seeking to compel the Company to hold its EGM as soon as possible. Evidencing Payne’s coordination with other shareholders, Brosh did not file that notice itself. Instead, Payne and his attorneys in Israel filed the notice for Brosh. That filing is attached to the Complaint as Exhibit 4. Brosh holds more than 5% of outstanding Arcturus shares according to its Schedule 13G, attached to this Complaint as Exhibit

5. Brosh has not filed a Schedule 13D or been included as a group member on a Schedule 13D filed by Payne. However, the Company is informed and believes based on the Israeli filing that Brosh is acting in concert with Payne.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     42. Despite having submitted the Israeli filing on behalf of Brosh, Payne also did not mention Brosh in his most recent Schedule 13D amendment, filed April 13, 2018, and he did not include Brosh’s ownership interest in Payne’s calculation of Shares that he and the Payne Group controls.

     43. In Payne’s April 13 amended Schedule 13D, Payne stated that “[c]hange in Arcturus board is needed on an urgent basis” and cited to “[o]verwhelming support” for his nominees. The amended 13D makes no mention of any other Payne Group member and mentions no changes in beneficial ownership for Payne individually, or collectively for the Payne Group. It is incomplete and misleading at a minimum because it fails to disclose (i) the existence of the Payne Group, (ii) the identities of the members of the Payne Group and (iii) the accompanying beneficial ownership of the Company’s securities held by such members. Some of these same fellow Payne Group members left undisclosed in his most recent 13D amendment are referenced (although, again, not named and without disclosure of their beneficial ownership interest in the Company) as his “board slate… nominees” in the press release he issued and attached as an exhibit to the 13D amendment.

     CLAIM FOR INJUNCTIVE RELIEF (FOR VIOLATION OF

SECTION 13(D) OF THE EXCHANGE ACT AND REGULATION 13D)

     44. Arcturus incorporates by reference the allegations set forth in each preceding paragraph.

     45. Under SEC Rule 13d-1, a person who acquires “beneficial ownership” of more than 5% of an issuer’s equity securities registered under Section 12 of the Exchange Act and who has, or later obtains, the purpose of changing and/or influencing the company must file a Schedule 13D within 10 days. And, under SEC Rule 13d-5, when “two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership.” Where such a group is formed, SEC Rule 13d-1 obligates the members of the group to file either (1) a joint Schedule 13D on behalf of the entire group or (2) separate Schedule 13D’s on behalf of each individual group member. If the members of the group decide to file separate Schedule 13D’s, SEC Rule 13d-1 requires “each such filing [to] identify all members of the group.”

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     46. The SEC requires an amendment to be filed whenever a material change occurs in the facts set forth in a Schedule 13D. Because the content and accuracy of Section 13(d) disclosures is vital to ensuring that investors have full and timely knowledge, the SEC requires amendments to 13(d) filings to be made “promptly,” rather than within the longer ten-day time frame for initial Schedule 13D filings.

     47. The SEC has determined that what constitutes a “prompt” amendment is based upon the facts and circumstances related to the material change that triggered the filing of the amendment. In situations of the sort at issue here, the SEC’s guidance suggests that “prompt” means within two business days.

     48. Payne has not identified his membership in any such beneficial ownership groups, and, he has failed to promptly amend his Schedule 13D to indicate any subsequent agreement to be part of such a group.

     49. In violation of Section 13(d) of the Exchange Act and SEC Rules 13d-1, 13d-2, and 13d-5, Payne’s April 4, 2018 and April 13, 2018 amended Schedules 13D’s contain no disclosure—and have not been updated to contain any disclosure—of the (a) persons and entities acting together with Payne for the purpose of acquiring, holding, voting, or disposing of Arcturus Shares, (b) the beneficial ownership interest of members of the Payne Group, or (c) the terms and nature of the relationship between Arcturus and the other members of the Payne Group for the purpose of acquiring, holding, voting, or disposing of Arcturus Shares.

     50. In violation of Section 13(d) of the Exchange Act and SEC Rules 13d-1, 13d-2, and 13d-5, Sorenson’s Schedule 13D dated January 18, 2018, and attached as Exhibit 8, contains no disclosure—and has not been updated to contain any disclosure—of the (a) his agreement to act together with Payne for the purpose of acquiring, holding, voting, or disposing of Arcturus Shares(b) of other persons and entities with whom he is acting for the purpose of acquiring, holding, voting, or disposing of Arcturus Shares, (c) the beneficial ownership interest of members of the Payne Group, or (d) the terms and nature of the relationship between Arcturus and the other members of the Payne Group for the purpose of acquiring, holding, voting, or disposing of Arcturus Shares.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     51. The information that Defendants have failed to accurately disclose on individual or collection Schedule 13D’s as required by the federal securities laws is material to Arcturus, its shareholders, and the investing public. Without complete, accurate and timely disclosures from Defendants, the Company’s shareholders will not be fully and appropriately informed when voting on director candidates at the next EGM, causing irreparable harm to the Company and its shareholders. Every day that Defendants are allowed to operate in secret in violation of Regulation 13D, the market of information through which shareholders receive their information about the Company and its director candidates is tainted, incomplete, and inaccurate, further harming the ability to have a free and fair director election.

     52. Defendants’ failure to file timely, complete or accurate disclosures as mandated by Section 13(d) and Regulation 13D deprives Arcturus shareholders of their right to make decisions about the future of the Company based on full and accurate information. Without immediate action by this Court, Defendants’ inaccurate, incomplete and untimely disclosures are likely to distort the outcome of votes taken at Arcturus’ upcoming EGM.

     53. Payne has formed an undisclosed beneficial ownership group with a group of Arcturus shareholders that includes the other Defendants.

     54. Payne has referred to this membership group as his “team of supporters” without disclosing who his “team” consists of or what their beneficial ownership of Shares totals.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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     55. Members of the Payne Group are coordinating such that major decisions, including Share purchases by members of the Payne Group, have been occurring in close proximity to announcements made by other Payne Group members. In addition, the Payne Group members are working together to oppose Arcturus in an Israeli lawsuit and to vote their Arcturus Shares together.

     56. It is thus clear that the Payne Group has agreed, in the words of Rule 13d-5, to “act together” “for the purpose of . . . voting” Arcturus Shares. Notwithstanding, neither Payne nor any members of the Payne Group (including any of the other Defendants) has disclosed this arrangement in a Schedule 13D, depriving Arcturus and its shareholders of fair context to evaluate the proxy contest being waged by the Payne Group.

     57. Payne’s and the other Defendants’ failure to identify Payne’s involvement with any ownership groups in its Schedule 13D violates SEC Rule 13d-1. Defendants must remedy these violations through immediate and full disclosure of the Payne Group’s membership, its beneficial ownership interest in Arcturus, its past and planned joint actions, and all other information contemplated by SEC Rule 13d-1.

     58. In the absence of the equitable relief prayed for by this Complaint, Arcturus and its shareholders will be irreparably harmed by Defendants’ failure to comply with its obligation to make timely and accurate Schedule 13D disclosures.

     59. Arcturus has no adequate remedy at law.

     PRAYER FOR RELIEF

     WHEREFORE, Arcturus seeks a judgment:

1.	Issuing an immediate injunction requiring Defendants to:

a.	issue an amended Schedule 13D in full compliance with Regulation 13D and disclosing all members of its beneficial ownership group or groups, and

b.	maintain their required Schedule 13D disclosures to include all accurate information regarding their group activity, ownership of Shares of the Company, as well as the intent of their Group activity throughout the duration of Payne’s proxy campaign and beyond.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D

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3.	Awarding Arcturus the costs and disbursements of this action, including reasonable attorneys’ fees; and

4.	Granting Plaintiff Arcturus such other and further relief as this Court may deem just and proper.

Dated: April 19, 2018	Respectfully submitted,
VINSON & ELKINS LLP

/s/ Michael L. Charlson
Michael L. Charlson

Attorneys for Plaintiff
Arcturus Therapeutics Ltd.

COMPLAINT FOR INJUNCTIVE RELIEF FOR VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT,

15 U.S.C. § 78M(D), AND SEC REGULATION 13D